WAIVER TO SENIOR SECURED NOTE

This WAIVER TO SENIOR SECURED NOTE (this "***Waiver***") pertains to that Senior Secured Note due July 31, 2010 issued pursuant to the Securities Purchase Agreement, dated July 30, 2007 (the "***Purchase Agreement***"), as amended by that certain Amendment and Waiver to Senior Secured Note, dated as of February 12, 2008 (the "***First Amendment***"), by that certain Second Amendment and Waiver to Senior Secured Note, dated as of October 23, 2008 (the "***Second Amendment***") and by that certain Third Amendment to Senior Secured Note, dated as of August 11, 2009 (the "***Third Amendment***") (the Senior Secured Note as amended by the First Amendment, the Second Amendment, and the Third Amendment, the "***Secured Note***"), by and among TWISTBOX ENTERTAINMENT, INC., a Delaware corporation (the "***Company***"), certain subsidiaries of the Company, MANDALAY MEDIA, INC., a Delaware corporation ("***Mandalay***") and VALUEACT SMALLCAP MASTER FUND, L.P. (the "***Investor***") and is made and entered into as of January 25th, 2010 by and between the Company, Mandalay and the Investor. Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Secured Note.

WITNESSETH:

WHEREAS, in reliance upon (a) a certified copy of the minutes of the board of directors of Mandalay, attached hereto as Exhibit A, and (b) the conditions set forth in Section 2 below, the Investor agrees to waive compliance with certain provisions of the Secured Note;

WHEREAS, Section 13 of the Secured Note provides that the terms thereof may be amended and waived only pursuant to a written instrument executed by the Company and the holders of 75% of the aggregate principal amount of all Notes issued pursuant to the Purchase Agreement; and

WHEREAS, the Investor owns 100% of the aggregate principal amount of all Notes issued pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Waiver

1.1 Waiver of Timing of Second Paragraph of Section 1. Subject to the Company's compliance with the conditions set forth in Section 2 hereof, the Investor hereby waives the timing of the Pre-Payment Date and extends it from January 31, 2010 to March 1, 2010. This Waiver of timing of the Pre-Payment Date shall also apply to Section 1 of Part II of that certain offer letter from the Investor to Peter Guber dated January 11, 2010.

1.2 Waiver of Timing and Amount of Cash Covenant in Section 5(e). Subject to the Company's compliance with the conditions set forth in Section 2 hereof, the Investor hereby (a) waives the timing of the obligation of the Company to comply with the cash covenant set forth in Section 5(e)(b) and extends it to March 1, 2010 and (b) increases the minimum cash balance set forth in Section 5(e)(a) to $1,600,000.

2. Conditions. The waiver set forth in Section 1 above shall be conditional, at all times from the date hereof until March 1, 2010, upon the Company's timely compliance with the following:

2.1 The delivery of a corporate organizational chart of Mandalay and all of its direct and indirect subsidiaries on or before January 29, 2010;

2.2 The delivery of a table of capitalization of Mandalay as of January 28 on or before January 29. 2010;

2.3 The delivery of a weekly 90 day cash forecast beginning the week of January 25, 2010;

2.4 The delivery of evidence of compliance with the cash covenant set forth in Section 5(e)(a) of the Secured Note, as increased above, on a weekly basis beginning the week of January 25, 2010;

2.5 Regular, weekly telephonic updates between the Investor, management of Mandalay and its major subsidiaries, and the designated members of the special committee of the board of directors of Mandalay commencing the week of January 25, 2010;

2.6 Compliance with the Company's obligations relating to copyrights and trademarks pursuant to Sections 3(j) and 5(b) of the Secured Note, by January 27, 2010;

2.7 A thorough analysis each of the delinquent, accrued and deferred liabilities of Mandalay, and all of its direct and indirect subsidiaries, as of January 28, 2010 by January 29, 2010;

2.8 An analysis of the financial and other material commercial terms of all employment and severance agreements of Mandalay, and all of its direct and indirect subsidiaries, by January 29, 2010;

2.9 Disclosure and discussion of the Penthouse lawsuit and the trademark infringement lawsuit, as well as any other material litigation, between counsel to Mandalay and counsel to the Investor by February 12, 2010;

2.10 Immediate cessation of all payments and disbursements of funds by Mandalay, or any of its direct and indirect subsidiaries, to members of the board of directors of Mandalay and their affiliates, including Trinad Management, (other than

reasonable and customary board fees and reimbursement of expenses relating to board duties), it being understood that fees due to Trinad Management for the first quarter of 2010 have already been paid; and

2.11 Except for (a) 10b-5 plans with automatic purchase or sale parameters that are currently active as of the date hereof and (b) in-kind distributions by Trinad Management to its limited partners in connection with the dissolution of a Trinad Management investment fund, immediate cessation of all transfers and sales of the equity of Mandalay, and all of its direct and indirect subsidiaries, held by management, members of the board of directors of Mandalay, and any of their affiliates.

Failure to comply with any of such conditions shall result in the waivers set forth in Section 1 being withdrawn and the provisions set forth in the Third Amendment coming back into full force and effect.

3. Full Force and Effect. Except as modified by this Waiver, all other terms and conditions in the Secured Note shall remain in full force and effect.

4. Effect. Unless the context otherwise requires, the Secured Note and this Waiver shall be read together and shall have effect as if the provisions of the Secured Note and this Waiver were contained in one agreement. After the effective date of this Waiver, all references in the Secured Note to "this Note," "hereto," "hereof," "hereunder," or words of like import referring to the Secured Note shall mean the Secured Note as modified by the First Amendment, the Second Amendment, the Third Amendment and this Waiver.

5. Counterparts. This Waiver may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver effective as of the day and year first above written.

THE COMPANY:

TWISTBOX ENTERTAINMENT, INC.

By: RJ Burke
Name: RUSSELL BURKE
Title: CFO

INVESTOR:

VALUEACT SMALLCAP MASTER FUND, L.P.,
By VA SmallCap Partners, LLC, its General Partner

By: Allison Bennington
Name: Allison Bennington
Title: General Counsel and Secretary

MANDALAY:

MANDALAY MEDIA, INC.

By: Ray Schaaf
Name: RAY SCHAAF
Title: President

Exhibit A